Exhibit 99

                             [LETTERHEAD OF FINOVA]

CONTACT: Stuart Tashlik
         480/ 636-5355

                              THE FINOVA GROUP INC.
                           ANNOUNCES NET LOSS FOR 2000
                            (SUBJECT TO FINAL AUDIT)



     SCOTTSDALE, ARIZ., APR. 2, 2001 - The FINOVA Group Inc. (NYSE:FNV) today announced a net loss of $939.8 million or $15.41 per diluted share for the year ended Dec. 31, 2000, compared to net income of $215.2 million or $3.41 per diluted share in 1999. The results included a net loss from continuing operations of $546.7 million or $8.96 per diluted share in 2000 compared to net income of $218.2 million or $3.45 per diluted share in 1999, and a net loss from discontinued operations in 2000 of $393.1 million or $6.45 per diluted share compared to a net loss of $3.0 million or $0.04 per diluted share in 1999.

     For the quarter ended Dec. 31, 2000, the Company announced a net loss of $719.1 million or $11.78 per diluted share compared to net income of $56.6 million or $0.89 per diluted share in the fourth quarter of 1999. The net loss for the fourth quarter of 2000 from continuing operations was $579.0 million or $9.49 per diluted share compared to net income of $58.7 million or $0.92 per diluted share in the fourth quarter of 1999, and the net loss from discontinued operations for the fourth quarter of 2000 was $140.1 million or $2.29 per diluted share compared to a net loss of $2.1 million or $0.03 per diluted share in the fourth quarter of 1999.

     In 2000, FINOVA experienced significant deterioration in the credit quality of its portfolio caused in part by a softening U.S. economy and certain industry specific economic weaknesses affecting many of its customers in those industries. Additionally, with the loss of its investment grade credit ratings and limited access to capital, FINOVA Capital's cost of funds increased significantly during the course of the year. The impact of these events and current economic conditions resulted in increased levels of problem accounts and higher cost of funds (resulting in lower interest margins), higher reserve requirements, higher write-offs, losses on investments and disposal of assets, impairment of intangible assets, reduced tax benefits, and the decision to exit certain businesses.

OTHER MATTERS

     On Feb. 26, 2001 FINOVA entered into a commitment with Berkshire Hathaway Inc., Leucadia National Corporation and Berkadia, LLC, an entity jointly owned by Berkshire Hathaway and Leucadia, pursuant to which Berkadia would lend $6 billion on a senior secured basis to FINOVA Capital, FINOVA's principal operating subsidiary, to facilitate a Chapter 11 restructuring of its outstanding debt. On Mar. 7, 2001, FINOVA and eight of its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code. On the first day of these proceedings, the bankruptcy court granted various orders authorizing FINOVA to continue operating in the ordinary course of business, including funding commitments to its customers. As of the filing date, FINOVA had over $1 billion of cash on hand.

     Due to delays caused by the bankruptcy process and other events, FINOVA has filed for an automatic 15-day extension to file its annual report on Form 10-K with the Securities and Exchange Commission. FINOVA expects to file the 10-K on or before Apr. 16, 2001.

     The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is a financial services company focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Scottsdale, Ariz. with business offices throughout the U.S. and in London, U.K. and Toronto, Canada. For more information, visit the company's website at www.finova.com.

This news release contains forward-looking statements such as estimates of gains or losses, as well as other predictions or forecasts. FINOVA assumes no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include FINOVA's ability to address its financing requirements in light of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement business strategy, including the ability to successfully conclude its reorganization proceedings and the pending transaction with Berkadia, LLC; the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with continuing or discontinued operations and the disposition of assets; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA's SEC reports, including page 15 of FINOVA's 10-K for 1999.

                                       ##

                              The FINOVA Group Inc.
                          And Consolidated Subsidiaries
                             Selected Financial Data
                            (Subject to Final Audit)
                  (Dollars in Thousands, except per share data)

                                                           Quarter Ended          Twelve Months Ended
                                                              Dec. 31,                  Dec. 31,
                                                       ----------------------    ----------------------
                                                          2000         1999        2000         1999
                                                       ---------    ---------    ---------    ---------
OPERATIONS:
Interest margins earned                                $  81,936    $ 130,154    $ 453,565    $ 473,187

Provision for credit losses                             (501,653)     (10,207)    (643,000)     (22,390)

(Losses) gains on investments and disposal of assets    (113,040)      22,009     (168,589)      67,886

Operating expenses                                      (277,184)     (47,474)    (399,412)    (168,697)

(Loss) income from continuing operations                (578,956)      58,676     (546,709)     218,241

Net (loss) income                                       (719,101)      56,619     (939,817)     215,244

                                                           As of Dec. 31,
                                                    ----------------------------
                                                       2000              1999
                                                    -----------      -----------
FINANCIAL POSITION:

Managed assets                                      $10,537,875      $10,443,136
Nonaccruing assets                                      921,351          174,993
Reserve for credit losses                               578,750          178,266
Net assets of discontinued operations                 1,162,223        2,702,236
Total assets                                         12,089,086       13,889,889
Total debt                                           10,997,687       11,407,767
Common shareowners' equity                              672,934        1,663,381